EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-124003, No. 333-124278 and No. 333-140354) and in the related Prospectuses of Capital Lease Funding, Inc. and in the Registration Statements (Form S-8 No. 333-113852 and No. 333-137501) of Capital Lease Funding, Inc., of our report dated March 8, 2005, with respect to the consolidated statements of income, stockholders’ equity/members’ capital, and cash flows of Capital Lease Funding, Inc. for the year ended December 31, 2004, included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

New York, New York
March 7, 2007